Exhibit 10.2

Executive Deferred Compensation Agreement

The Executive Deferred Compensation and Consulting Agreement, better known as EDCA, is a non-qualified, unfunded, supplemental pension plan for key executives.

Each year benefits are accrued at one and one-half percent of that year’s base salary plus bonus payment and added to the prior year accrual balance. That accumulated benefit is then given a present value based on group annuity mortality tables and the current PBGC immediate interest rate. At retirement the monthly accrued present value benefit is payable as a 10-year certain and life annuity. The Plan also provides for the continuation of life, medical and dental benefits at retirement based on certain criteria as outlined in the Agreement.

EXECUTIVE DEFERRED COMPENSATION

AND CONSULTING AGREEMENT

THIS AGREEMENT is entered into as of March 20, 2006 (“Effective Date”), at Stamford, Connecticut, between HEXCEL CORPORATION, a Delaware corporation (“Hexcel” or the “Company”), and Robert G. Hennemuth (“Employee”), on the basis of the following facts and understandings:

RECITALS

A.          Employee is a key executive of Hexcel and is expected to make substantial contributions to its success.

B.           Hexcel wishes to provide certain retirement, death and similar benefits for Employee in the expectation that such benefits will serve as an incentive to Employee to continue in the employ of Hexcel until his retirement or death and as an incentive to protect Hexcel’s trade secrets and other confidential and proprietary information. Hexcel also wishes to receive the benefits of Employee’s advice and consultation following retirement, which will be compensated for by the payments to be made hereunder.

C.           The Compensation Committee of Hexcel’s Board of Directors (the “Board”) has authorized Hexcel to enter into this Executive Deferred Compensation Agreement with Employee.

AGREEMENT

NOW, THEREFORE, in consideration of the services to be rendered in the future by Employee, the parties hereto agree as follows:

1.             RETIREMENT AND CONSULTING INCOME

1.1.        Normal Retirement. If Employee retires or otherwise ceases to be employed by Hexcel on or after his 65th birthday, Employee shall receive a monthly amount of consulting and retirement income payment, without any specification as to the amount allocated to either. Such payments shall commence the calendar month following Employee’s retirement or other termination of employment and shall continue for one hundred twenty (120) such payments or until payment for the month in which Employee dies, whichever is the last to occur.

Retirement Before Age 65. If Employee retires or otherwise ceases to be employed by Hexcel after his 40th birthday but prior to his 65th birthday, his consulting and retirement income payments, without any specification as to the amount allocated to either, computed pursuant to Section 1.2, shall commence the calendar month following his 65th birthday and shall continue for one hundred twenty (120) such payments or until payment for the month in which Employee dies, whichever is the last to occur. Should the Employee request that such payments commence at an earlier date and Hexcel, in its sole and absolute discretion, consents thereto in writing, the monthly amounts payable shall be the amount actuarially reduced to reflect the appropriate benefit according to the employee’s age.

Employee shall not be entitled to any benefits under this Agreement if Employee ceases to be employed by Hexcel prior to attaining his 40th birthday.

1.2.        The monthly consulting and retirement income payments shall be equal to one-twelfth (1/12th) of the following: One and one-half percent (1 1/2%) of the aggregate base salary and incentive cash bonuses paid to Employee by Hexcel subsequent to the Effective Date, multiplied by a fraction, the numerator of which shall be the total number of whole calendar months of Employee’s employment by Hexcel subsequent to the Effective Date and the denominator of which will be 67. In no event shall such fraction exceed 1 (67/67).

1.3.        Benefits. In lieu of the payments described in Sections 1.1 and 1.2, and provided that Hexcel, in its sole and absolute discretion, consents thereto in writing, Employee may elect any other form of retirement benefit actuarially equivalent thereto. Employee’s election of benefits under this Section 1.3 shall not relieve Employee of his obligation under Paragraph 3.

2.             DEATH BENEFITS. If Employee dies after his 40th birthday but prior to his 65th birthday and prior to commencement of payments to him pursuant to Sections 1.1 or 1.2, benefit will be payable to his designated beneficiary in lieu of any amount specified in Paragraph 1, a monthly pension for the balance of such beneficiary’s lifetime which is actuarially equivalent to the lump sum death benefit. In lieu of said monthly pension, on the condition that Hexcel, in its sole discretion, consents thereto in writing, such beneficiary may elect any other form of pension benefit actuarially equivalent thereto, based on the actuarial assumptions, such election to be made by written notice to Hexcel, in form satisfactory to Hexcel, within sixty (60) days following the Employee’s death.

If Employee dies after commencement of payments to him pursuant to Sections 1.1 or 1.2, but prior to the receipt of 120 such payments or after his 65th birthday, but prior to receiving the first payment under Section 1.1, his designated beneficiaries shall receive such payments until the aggregate number of payments to Employee and his beneficiary totals 120.

3.             AGREEMENTS OF EMPLOYEE. As a material part of the consideration for this Agreement and as a condition precedent to Hexcel’s obligation to make each payment to Employee or Employee’s successors hereunder, Employee agrees as follows:

3.1.        Consultation Services. For a period of ten years following the effective date of retirement or other termination of employment, Employee shall render consultation services to Hexcel from time to time upon request of Hexcel, in all areas of Hexcel’s business; provided, however, that Hexcel shall only make such requests at reasonable times and locations in light of Employee’s other commitments, and upon reasonable prior notice; and provided further that the extent of said consultation services shall be limited to not more than ten (10) working days (on the basis of eight-hour work days) per year unless agreed to by Employee. The parties acknowledge that Employee, while providing consultation services hereunder, will be acting in the capacity of an independent contractor and not an employee, and Hexcel shall not have the power to direct or control the manner in which Employee performs his duties as consultant. Hexcel shall reimburse Employee for any expenses incurred by Employee in carrying out his obligations, provided such expenses were approved in advance by Hexcel in writing.

3.2.        Competitive Activity. Employee acknowledges that the pursuit of Competitive Activity, as defined below, would necessarily involve the use or disclosure of Confidential Information. To forestall such disclosure, use, and breach, to protect Hexcel’s benefits under Section 3.1, and in consideration of the benefits provided Employee under Sections l, Employee agrees that for a period of ten (10) years after termination of his employment, or so long as he is receiving benefits under this Agreement, whichever is the shorter period, he shall not, directly or indirectly, (i) divert or attempt to divert from Hexcel or its successors, assigns, or affiliated companies (“Hexcel Companies”) any business of any kind in which it or they are engaged at the time of Employee’s termination or any business acquired by one of the Hexcel Companies within six months after such termination if said acquisition was in the process of negotiation at the time of such termination (hereinafter collectively designated “Hexcel’s Business”), including, without limitation, the solicitation of or interference with any of its or their customers; (ii) solicit for employment any person employed by any of the Hexcel Companies; or (iii) engage (as a partner, substantial owner, employee, associate, consultant, agent or otherwise) in any business activity that is or may be competitive with Hexcel’s Business in any county of any state or in any territory or foreign country where any of the Hexcel Companies conducts any portion of Hexcel’s Business (“Competitive Activity”), unless Employee can prove that any action taken in contravention of this subsection 3.2(iii) was done without the use in any way of Confidential Information.

4.             CONDITIONS TO PAYMENT OF COMPENSATION.

4.1. No Vested Benefit. The parties acknowledge that the sums payable to Employee hereunder increase pursuant to the formula set forth in Section 1.2 based upon the length of Employee’s employment with Hexcel - i.e., Employee receives credit in such formulas over the period of his employment. Hexcel may, at any time upon thirty (30) days’ prior written notice to Employee, terminate Employee’s right to receive such credit for future employment with Hexcel, which shall not, however, affect such credit accrued up to the effective date of such termination. Notwithstanding such employment credit, the amounts computed in accordance with such formulas are payable to Employee only on the terms and subject to the conditions contained in this Agreement, including, without limitation, the conditions specified in Sections 4.2 and 4.3.

4.2. Termination of Employment. Causes. Hexcel’s obligation to make payments to Employee hereunder is subject to the condition precedent that Hexcel has not terminated Employee’s employment by reason of Employee’s theft, fraud, embezzlement or felony, provided that the foregoing is directly connected with his employment and Hexcel determines, in its sole and absolute discretion, that such act is inimical to its best interests, or by reason of violation of Section 3.2 hereof, or for wrongfully disclosing any secret process or imparting any confidential information, or intentionally doing any other act materially inimical to the best interests of Hexcel. In case of any such termination of Employee’s employment by Hexcel, all of Employee’s rights and benefits hereunder shall terminate.

4.3. Breaches of Agreement. Hexcel’s obligation to make payments to Employee hereunder is subject to the further conditions precedent (a) that Employee has not breached or violated any term, convenant or provision of this Agreement, including, without limitation, those set forth in Section 3.2, and (b) Employee has not engaged in any of the acts mentioned in Section 4.2 while an employee of Hexcel, which acts are discovered subsequent to Employee’s retirement or other termination of employment. In case of any such breach or violation under clause (a) or if Employee has engaged in the acts referred to in clause (b) all of Employee’s rights and benefits hereunder shall terminate.

4.4. Preservation of Remedies. In addition to the conditions precedent to Hexcel’s obligations hereunder for any payments or benefits, Hexcel shall also be entitled to all of its legal and equitable remedies resulting from any breach or violation of this Agreement by Employee, including, without limitation, recovery from Employee of all damages resulting from such breach or violation.

5.             CHANGE IN CONTROL. If there is a change of control of Hexcel, Employee’s right to receive payments the effective date of such change in control shall vest. Employee shall have the option to receive a lump sum payment equal to the present value of such payments within thirty (30) days of such change in control, or to receive payments pursuant to the terms of Section 1.

5.1         The term “Change in Control” shall mean any of the following events:

(a)                 Any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 40% or more of either (1) the then outstanding common stock of the Company (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the “Total Voting Power”); excluding, however, the following:  (A) any acquisition by the Company or any of its Controlled Affiliates (an “Affiliate” of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; the term “Control” shall have the meaning specified in Rule 12b-2 under the Exchange Act); (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Controlled

Affiliates; and (C) any Person who becomes such a Beneficial Owner in connection with a transaction described in the exclusion within paragraph (c) below; or

(b)                A change in the composition of the Board such that the individuals who, as of the effective date of this Agreement, constitute the Board (such individuals shall be hereinafter referred to as the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such effective date, whose election, or nomination for election by the Company’s stockholders, was made or approved by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered a member of the Incumbent Board; or

(c) There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company or a sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the Outstanding Common Stock and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Total Voting Power, as the case may be, and (2) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or

(d)                the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company:

6.             RIGHTS OF PARTIES.

6.1.        Change of Beneficiary. Employee shall have the right at any time to change the person or persons designated as beneficiary or contingent beneficiary on the Beneficiary Designation form attached hereto or by written notice to Hexcel in form satisfactory to Hexcel. Such change of beneficiary shall become effective upon receipt and approval by Hexcel. If Employee is married, such change of beneficiary shall be subject to the written consent of Employee’s spouse.

6.2.        No Employment Agreement. Nothing contained in this Agreement shall be construed as giving to Employee the right to continued employment with Hexcel.

6.3.        Other Retirement Plans. Nothing in this Agreement shall affect any right the Employee may otherwise have to participate in or under any retirement plan of Hexcel or other entity.

7.             NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by prepaid certified or registered mail to his last known residence in the case of Employee, or its principal office in the case of Hexcel.

8.             TRANSFER OF INTEREST. Except as otherwise expressly provided herein, Employee agrees, on behalf of his heirs, legatees, personal representatives and designated beneficiaries, that this Agreement and the rights, interests and benefits hereunder shall not be sold, assigned, conveyed, hypothecated, or otherwise transferred, and no such interest shall be subject to any liabilities or obligations of any bankruptcy proceedings, claims or creditors, attachment, garnishment, execution, levy or other legal process against any such person or his property, provided, however, that if Employee is indebted to Hexcel for any reason whatsoever at the time of any distribution or distributions, Hexcel shall have the right to apply so much of such distribution as may be necessary to satisfy Employee’s indebtedness to Hexcel.

9.             ARBITRATION.

9.1.        Arbitrable Claims. All disputes between Employee (and his attorneys, successors, and assigns) and Hexcel (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) of any kind whatsoever, including without limitation, all disputes relating in any manner to the employment or termination of Employee, and all disputes arising under this Agreement (“Arbitrable Claims”) shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than

Hexcel and Employee) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims, except that Hexcel may, at its option, seek injunctive relief and damages in court for any breach of Section 3.2 of this Agreement. Subject to the foregoing sentence, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

9.2.        Procedure. Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA Employment Rules”), except as provided otherwise in this Agreement. Arbitration shall be initiated by providing written notice to the other party with a statement of the claim(s) asserted, the facts upon which the claim(s) are based, and the remedy sought. In any arbitration, the burden of proof shall be allocated as provided by applicable law. Either party may bring an action in court to compel arbitration under this agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section.

9.3         Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the mailing or hand delivery, as applicable, of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees as provided by law for the particular claim(s) asserted. The fees of the arbitrator shall be paid by the losing party, as identified by the arbitrator. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, any claim that all or any part of this Agreement is void or unenforceable.

9.4.        Confidentiality. All proceedings and documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceeding, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

9.5.        Continuing Obligations. The rights and obligations of Employee and Hexcel set forth in this Section 9 shall survive the termination of Employee’s employment and the expiration of this Agreement.

10.           INSURANCE BENEFITS

10.1.      Life Insurance. Subject to Sections 10.3 and 10.4, Hexcel shall keep in force and pay for life insurance for Employee should Employee retire or otherwise cease to be employed by Hexcel (“termination”) in the following amounts so long as Employee has not received all of the payments to which Employee is entitled under this Agreement.

(a) For the period prior to the time Employee has received any payments under this Agreement and prior to the Employee’s 65th birthday, an amount equal to two (2) times the present value of Employee’s potential payments hereunder (in accordance with Section 1.2 at the time of termination), provided such insurance shall not exceed the amount of life insurance on Employee in effect at the time of retirement or other termination.

Example:

Salary $80,000

Employee Insurance $240,000

Present Value of Potential Payments $200,000

Then lesser of

2 X $200,000 = $400,000

Insurance at term = $240,000

Therefore, $240,000 life insurance.

After Employee’s 65th birthday, but only while Employee is receiving payments under this Agreement, an amount equal to one (1) times the present value of Employee’s potential payments hereunder (in accordance with Section 1.2 at the time of retirement or other termination), provided such insurance shall not exceed the amount of life insurance on Employee in effect at the time of termination.

Example:

Salary $80,000

Employee Insurance $240,000

Present Value of Potential Payments $200,000

Then lesser of

1 X $200,000 = $200,000

Employee Insurance = $240,000

Therefore, $200,000 life insurance.

10.2.      Medical and Dental Insurance. Hexcel, at its expense, shall continue to cover Employee in its group medical and dental insurance plan during those periods life insurance is maintained for Employee pursuant to Section 10.1.

10.3.      Termination of Benefits. Notwithstanding anything set forth herein, Employee shall not be entitled to any benefits under Sections 10.1 and 10.2 should Employee receive a lump sum benefit hereunder or after Employee’s 75th birthday.

10.4.      Eligibility. Notwithstanding anything set forth herein, Hexcel shall have no obligations under sections 10.1 or 10.2 unless all of the following conditions precedent are satisfied:

(a) At the time of Employee’s retirement or other termination, he was employed by Hexcel for not less than five (5) years; and

(b)                Employee was not terminated for any reason set forth in Section

4.2; and

(c) Employee is in full compliance with his obligations under this Agreement, including without limitation his obligations under Section 3.2.

11.           MISCELLANEOUS. All payments received pursuant to this Agreement shall be subject to applicable payroll taxes and taxes withholding. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of Hexcel and the heirs, legatees, personal representatives and designated beneficiaries of Employee.

The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement and that no representation or promise has been made by Employee or Hexcel in regard to the subject matter of this Agreement, except as expressly set forth in this Agreement. This Agreement shall supersede all prior or contemporaneous agreements and understandings between the parties whether written or oral, express or implied, with respect to executive deferred compensation, except to the extent that the provisions of any such agreement have been expressly referred to in this Agreement as having continued effect.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by each of the parties.

Notwithstanding anything to the contrary contained in this Agreement, if any provisions hereof, or the application thereof to any circumstance, is held invalid for any reason whatsoever, such invalid provision shall be severable and shall not affect any other provision hereof or the application thereof to any other circumstances which can be given effect without such invalid provisions or application. This Agreement is entered into in contemplation of and shall be interpreted and enforced in accordance with Delaware law. For convenience, references to the Employee herein are masculine, but shall be deemed to include the feminine gender if Employee is female. Paragraph and Section headings have been inserted for convenience only, and in no way shall be used to interpret or otherwise affect the terms of this Agreement.

TO EVIDENCE THEIR AGREEMENT to the foregoing, the parties have executed this Agreement the day and year first above written.

HEXCEL CORPORATION
a Delaware corporation

/s/ ROBERT G. HENNEMUTH	By	/s/ IRA J. KRAKOWER
Robert G. Hennemuth		Ira J. Krakower
Senior Vice President

DESIGNATION OF BENEFICIARY

Primary Beneficiary(ies):

Secondary Beneficiary(ies) in event Primary Beneficiary(ies) dies prior to receipt of all payments due:

Employee shall have the right to change the above beneficiary designations by written notice in accordance with the provisions of Section 6.1 of the Agreement.

To be signed only in the event a primary beneficiary other than Employee’s spouse is named:

Designation of beneficiary approved this _____ day of ____________________.

Spouse of Employee